EXHIBIT 12


                              ALLIED WASTE INDUSTRIES, INC.
                           RATIO OF EARNINGS TO FIXED CHARGES
                           (in thousands except for ratios)


                                                            Nine Months
                                                        Ended September 30,
                                                        1995          1996
                                                            (unaudited)
Fixed Charges:
  Interest expensed                                  $  8,422      $  6,185
  Interest capitalized                                  7,509        10,013
    Total interest expense                             15,931        16,198
Interest component of rent expense                        690         1,190
Amortization/write-off of debt issuance costs             315           438
    Total Fixed Charges                              $ 16,936      $ 17,826

Earnings:
  Income (loss) from continuing operations
    before income taxes                              $ 17,895      $ 19,224
  Plus fixed charges                                   16,936        17,826
  Less interest capitalized                            (7,509)      (10,013)
    Total Earnings                                   $ 27,322      $ 27,037

Ratio of earnings to fixed charges                        1.6x          1.5x